Exhibit 99.01

NortonLifeLock to challenge jury verdict on SONAR/BASH behavior protection technology

Tempe, AZ, May 3, 2022:  NortonLifeLock Inc. (NASDAQ: NLOK) announced today that the jury returned its verdict in a patent infringement case filed in 2013 by the Trustees of Columbia University in the City of New York in the U.S. District Court for the Eastern District of Virginia.  The jury found that NortonLifeLock’s Norton Security products and Symantec Endpoint Protection products (the latter of which were sold to Broadcom as part of an Asset Purchase Agreement with NortonLifeLock dated November 4, 2019) willfully infringe Columbia’s U.S. Patent Nos. 8,601,322 and 8,074,115 through the use of SONAR/BASH behavioral protection technology.  The jury awarded damages in the amount of $185,112,727 plus interest.  The awarded damages may also be subject to enhancement from the Court.  Columbia did not seek injunctive relief against NortonLifeLock.  NortonLifeLock intends to cease use of the technology found by the jury to infringe.

The jury also found that NortonLifeLock did not fraudulently conceal its prosecution of U.S. Patent No. 8,549,643 but did find that two Columbia professors were coinventors of this patent.  No damages were awarded related to this patent.

A formal judgment has not yet been entered in the case.  There are likely to be post-verdict motions and hearings, and NortonLifeLock intends to file an appeal challenging the verdict.

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that do not represent historical facts and may be based on underlying assumptions. NortonLifeLock uses words and phrases such as “intends”, “likely to be” and similar expressions to identify forward-looking statements in this announcement. Such forward-looking statements are based on information available to NortonLifeLock as of the date of this announcement and involve a number of risks and uncertainties, some beyond NortonLifeLock’s control, that could cause actual results to differ materially from those anticipated by these forward-looking statements. These forward-looking statements should not be relied upon as representing NortonLifeLock’s views as of any subsequent date, and NortonLifeLock is under no obligation to, and expressly disclaims any responsibility to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.